Exhibit 99.2
Sanders Morris Harris Group Inc.
Third Quarter Earnings Teleconference Script

Introduction: George L. Ball (GLB), Chairman and Chief Executive Officer of Sanders Morris Harris Group
GLB
Thank you, Operator, and good morning everyone.  Welcome to Sanders Morris Harris Group’s earnings release conference call for the third quarter of 2010.  With us today, by phone or in person, are:

Rick Berry, Chief Financial Officer (RE),
Steve Cordill, President of Wealth Management,
Ric Edelman, President (RE),
Bruce McMaken, Executive Vice President,
Ed Moore, President of Edelman Financial Services, and
John Unger, Senior Vice President and General Counsel.

GLB
In a moment, I will turn the call over to Rick Berry.  He will discuss our financial results for the third quarter of 2010.  It will be followed by a question and answer session.  Before we begin, remember that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release.  Rick –.

RB
I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no obligation to update them.

RB
You should have had a chance to review our earnings release.  It outlines in some detail the components of our third quarter results.  I will not cover that material at any length, therefore, but will answer any questions later.

Our GAAP earnings were 5 cents per share.  They were aided by a normal level of investment gains and hurt by the lingering but final costs from a 2005 Ronco private placement.  They were also pulled down by a large loss in our Concept Capital division.

GLB next comment

GLB
As our release mentions, FINRA has approved the Concept Capital new member application.  That division’s spinoff will be completed before year-end, and it will be carried as an investment of which we own 25% and have a 43% profits interest.  Prior to the completion of the spinoff, we sold Concept’s Washington Research Group. As a consequence, we have completed all the major steps required to become a nearly pure wealth management firm.

RE
We had a good quarter in terms of accumulating client assets.  The new Edelman Financial Services offices were the primary contributors, adding $76.3 million of net new client funds.  The expenses of growing and starting those offices were higher than in prior periods, costing us 3¢ per share in the quarter.  The original 6 offices in metropolitan New York are marching towards breakeven as we expected them to, but are still 6 months or so shy of that crossover.  In addition, we have opened 9 additional branch offices fairly recently and they are in the early stages of developing a pipeline of prospects who move to become clients.

GLB
As a rough metric, we are earning about 97 basis points on client assets.  Therefore, each $100 million up or down earns or costs us around $500,000 a year pretax.  We cannot avoid the impact of the markets, which reduced assets by nearly $500 million in the second quarter – and hurt earnings, therefore, in the third quarter – and raised them by about $850 million in the latest period.  However, we do have more control over our marketing efforts, which, as Ric noted, have been consistently quite good.

RE
We are raising our dividend both to reward our shareholders and to signal our belief in the basic business we have built.  We are comfortable with the model and the comparatively predictable stream of earnings that ought to flow from it.  So, it’s time, we think, for the shareholders to benefit from the work that’s been done.

RB
Our balance sheet is strong.  We started this quarter with $33.2 million in cash and have paid our funded debt down from $25 million in May 2009 to just under $15 million now.  Prosperity Bank, our primary lender, has agreed to let us borrow back up to that $25 million ceiling.  As a consequence, we have ample capacity to make a significant acquisition or acquisitions.

GLB
To that end, we are well along in the process of moving forward with one especially attractive high net worth firm.  Nothing is completed and a contractual definitive agreement is still being finalized.  However, we are quite confident that one will be in place comfortably before the end of the year.  Our first priority, of course, is to grow the Edelman Financial Services brand as rapidly as is prudent and at the same time to diversify our business with integrated wealth management acquisitions.

Overall, our company is quite different today than it was a few years ago.  It has taken us that long to add and subtract various components.  We are a simpler entity now than before, a more linearly focused one and, we think, a stronger one.  Our task now is to execute, to execute relentlessly and well.  With that, we’ll be pleased to answer any questions.